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                                                                    EXHIBIT 12.2


                                PACCAR Financial Corp.

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          PURSUANT TO THE SUPPORT AGREEMENT
                          BETWEEN THE COMPANY AND PACCAR INC
                                (Thousands of Dollars)



                                                Nine Months Ended
                                                  September 30
                                          1997                     1996
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FIXED CHARGES
  Interest expense                     $   75,238               $   73,786
  Facility and equipment rental               562                      548
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TOTAL FIXED CHARGES                    $   75,800               $   74,334
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EARNINGS
  Income before taxes                  $   38,451               $   39,256
  Depreciation                              5,668                    7,326
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                                           44,119                   46,582
  Fixed charges                            75,800                   74,334
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EARNINGS AS DEFINED                    $  119,919               $  120,916
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RATIO OF EARNINGS TO FIXED CHARGES          1.58X                    1.63X
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